Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 16, 2020 with respect to the consolidated financial statements of Repay Holdings Corporation (Successor) and Hawk Parent Holdings LLC (Predecessor) included in the Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
August 28, 2020